Exhibit 99.3

Summary of Unanticipated Fourth Quarter 2004 Charges

As the Company conducted its year-end closing procedures and its internal review, it identified the need to increase certain accruals, or otherwise record expenses which had not been anticipated at the time it had provided earnings guidance with respect to the fourth quarter of 2004. As the Company became aware of these unanticipated pre-tax charges, it disclosed them in press releases dated January 31, 2005, March 15, 2005 and June 20, 2005. Currently, the Company has determined that these net unanticipated pre-tax charges amount to $54 million, $18 million of which were identified with respect to the fourth quarter of 2004. Included in the total of these unanticipated pre-tax charges are accounting errors with a cumulative effect of $36 million, that will require restatement of prior quarterly and annual financial statements, approximately $34 million of which relate to continuing operations.

Approximately $18 million of the unanticipated pre-tax charges, which relate to fourth quarter operating activities or changes in estimates, will be included within reported results for the quarter ended December 31, 2004. A brief explanation of the cause for these charges is summarized below. Material items are also noted, as appropriate, within “Management’s Summarized Discussion and Analysis of Restated Financial Condition and Results of Continuing Operations.”

•       $6 million related to updated information and analysis that indicated the need to further increase the loss reserves in the Company’s insurance business.

•       $3 million of fees associated with the expansion of the securitization facility for the Company’s relocation-related receivables.

•       $2 million related to recent developments with respect to certain legal matters.

•       $2 million write-off of a European receivable related to a previous asset sale due to an unanticipated obligor bankruptcy.

•       $2 million for restructuring and other charges relating to the Company’s European operations.

•       $2 million of corporate charges related to certain severance agreements.

•       $1 million to impair certain non-insurance assets within the Company’s Network Services segment that were divested in the first quarter of 2005, and other miscellaneous items identified through the Company’s year-end review.